Exhibit 99.1

Press Release Source: Imagenetix, Inc.

Imagenetix Reports First Fiscal Quarter Results
Monday August 14, 8:30 am ET

SAN DIEGO--Aug. 14, 2006--Imagenetix, Inc. (OTCBB:IAGX) today announced that, for the first fiscal quarter ended June 30, 2006, it reported revenue of $931,569, compared to revenue of $2,869,745 in the first fiscal quarter last year. The company reported a net loss of $377,837, or $.04 per fully diluted share, in the first quarter of fiscal 2007, compared to net income of $304,011, or $.02 per fully diluted share, in the same quarter of fiscal 2006.

Imagenetix' reduced revenue in the first fiscal quarter of 2007 compared to the same period in the previous fiscal year was the result of a non-repeat, by a single distributor, of orders for the company's Celadrin® joint health formula products. The company's bottom line performance was also affected by increases in clinical research expenses, including those for 1-tetradecanol complex (1-TDC), an anti-inflammatory compound anticipated to be the company's first product submitted for FDA approval. In addition, considerable expenses associated with a new retail branding program significantly impacted quarterly results.

At June 30, 2006, the company had cash holdings of $1,079,937 and net working capital of $4,047,505. Total current assets were $4,802,579 with long-term debt of $61,199.

Looking forward, the new retail branding program, allowing Imagenetix to sell its proprietary products directly into the mass market, is expected to improve the company's revenue during the second half of the fiscal year.

Details of this program will be announced shortly.

San Diego-based Imagenetix, Inc., www.imagenetix.net, is developing novel drugs for the treatment of inflammatory diseases. The company also develops and markets natural-based, proprietary products, including over-the-counter topical creams and skin care products, for inflammation-related markets.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.

Imagenetix, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2006	2005

Net sales	$931,569	$2,869,745

Cost of sales	503,800	1,596,807

Gross profit	427,769	1,272,938

Operating expenses:
General and administrative	378,268	291,409
Payroll expense	160,483	177,732
Consulting expense	323,550	261,417

Operating expenses	862,301	730,558

Operating income	(434,532)	542,380

Other income (expense):
Other income	9,889	8,912
Interest expense	(1,915)	(12,981)

Other income (expense)	7,974	(4,069)

Income (loss) before income taxes	(426,558)	538,311

Provision for (benefits from) taxes	(48,721)	234,300

Net income (loss)	$(377,837)	$304,011

Basic income (loss) per share	$(0.04)	$0.03

Diluted income (loss) per share	$(0.04)	$0.02

Contact:
Imagenetix, Inc.
William P. Spencer, 858-674-8455
or
Eisenberg Communications
Rick Eisenberg, 212-496-6828